THE SECURITIES REPRESENTED BY THIS UNSECURED CONVERTIBLE PROMISSORY NOTE AND THE SHARES ISSUABLE UPON CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION FROM REGISTRATION AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

UNSECURED CONVERTIBLE PROMISSORY NOTE

Principal Amount: $500,000.00
Funding Date: July 24, 2026
Execution Date: August 13, 2026
Automatic Conversion Date: January 20, 2027

FOR VALUE RECEIVED, Stewards, Inc., a Nevada corporation (the "Company"), acknowledges that Glen Steward (the "Holder") advanced Five Hundred Thousand Dollars ($500,000.00) to the Company on July 24, 2026 (the "Funding Date"). This Unsecured Convertible Promissory Note (this "Note") is executed on the actual Execution Date stated above, evidences and does not duplicate that existing advance, and does not imply that this Note or any signature was executed on the Funding Date. The unpaid principal balance bears simple interest at eight percent (8%) per annum from and including the Funding Date to but excluding the date it is paid or converted, computed on the basis of a 365-day year and the actual number of days elapsed.

1.Payment of Principal and Interest
Except for any amount that becomes payable in cash under Sections 3.3 or 6, the entire unpaid principal balance and all accrued and unpaid interest (collectively, the "Outstanding Amount") shall automatically convert into Common Stock pursuant to Section 3 on the Automatic Conversion Date. No scheduled cash payment of principal or interest is required before that conversion.

2.Automatic Conversion Date
The "Automatic Conversion Date" is January 20, 2027, which is 180 calendar days after the Funding Date. If applicable law or an expressly required stockholder, listing-market or regulatory approval prevents full conversion on that date, the portion legally capable of conversion shall convert, and the balance shall remain an unsecured obligation bearing interest at the stated rate until the earliest date on which it may lawfully convert or be paid under a written agreement signed by the Company and the Holder. This fallback does not excuse the Company from obtaining approvals it is required to seek.

3.Automatic Conversion
3.1Automatic Conversion. At 5:00 p.m. Eastern Time on the Automatic Conversion Date, without notice, demand, election, surrender or further action by the Holder, the entire Outstanding Amount shall automatically convert into shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), at a conversion price of Three Dollars ($3.00) per share (the "Conversion Price"). The number of shares issuable (the "Conversion Shares") equals the Outstanding Amount divided by the Conversion Price, subject to Section 3.3 and any equitable adjustment required by Section 3.5.
3.2Ministerial Issuance. Within five business days after the Automatic Conversion Date, the Company shall cause its stock ledger and, if applicable, its transfer agent's records to reflect issuance of the Conversion Shares in the Holder's name and shall deliver book-entry confirmation. The automatic conversion is effective on the Automatic Conversion Date even if ministerial recording or delivery occurs later.

3.3Fractional Shares. No fractional share will be issued. The Company shall pay cash equal to any fractional share multiplied by the Conversion Price, unless the Company and Holder agree in writing before conversion to round down without cash payment.
3.4Effect of Conversion. Upon conversion of the Outstanding Amount, that indebtedness is cancelled and the Company is released from further payment obligations under this Note, except for cash in lieu of a fractional share and obligations that expressly survive conversion. The Holder shall thereafter have the rights of a holder of the Conversion Shares, subject to applicable law and the Company's governing documents.
3.5Capital Adjustments. If, before conversion, the Company subdivides, combines or reclassifies the Common Stock, or pays a dividend in Common Stock, the Conversion Price and number of Conversion Shares shall be equitably adjusted so the Holder receives the same economic result, without creating any warrant or separate equity right.
3.6Reservation and Valid Issuance. The Company shall reserve a sufficient number of authorized and unissued shares of Common Stock for conversion. When issued upon conversion in accordance with this Note and after receipt of all required approvals, the Conversion Shares will be validly issued, fully paid and nonassessable.

4.Prepayment
The Company may not prepay any principal or accrued interest before the Automatic Conversion Date without the Holder's prior written consent and the prior approval of the disinterested directors or other independent body required under the Company's related-person transaction procedures.

5.Events of Default
Each of the following constitutes an "Event of Default":
5.1the Company fails to issue or record the Conversion Shares or pay cash in lieu of a fractional share when required, and that failure continues for five business days after written notice from the Holder;
5.2the Company voluntarily commences a bankruptcy, reorganization or insolvency proceeding, makes an assignment for the benefit of creditors, or consents to a receiver or trustee for itself or a substantial part of its property;
5.3an involuntary bankruptcy or insolvency proceeding is commenced, or a receiver or trustee is appointed, and the proceeding or appointment is not dismissed or vacated within 60 days;
5.4the Company materially breaches a representation, warranty or covenant in this Note and fails to cure within 30 days after written notice, or immediately if the breach is not reasonably capable of cure; or
5.5the Company dissolves, liquidates or ceases to conduct its business in the ordinary course.

6.Remedies Upon Event of Default
Before the Automatic Conversion Date, the Holder may, by written notice after an Event of Default, declare the Outstanding Amount immediately due and payable in cash. No Event of Default gives the Holder a right to convert before the Automatic Conversion Date. After the Automatic Conversion Date, the Holder may enforce the Company's conversion, issuance and cash-in-lieu obligations and any other remedy available at law or equity. Remedies are cumulative, subject to applicable law.
7.Interest After Default; No Rate Increase
During the continuance of an Event of Default before conversion or payment, the unpaid principal balance continues to bear interest only at eight percent (8%) per annum on the basis stated above, subject to Section 15. No additional default interest, penalty interest or increase in the interest rate accrues solely because an Event of Default has occurred.

8.Unsecured Status; No Warrants
This Note is a general unsecured obligation of the Company. No collateral, lien, security interest, guaranty, warrant, purchase option or other equity-linked right is granted, except for the automatic conversion right expressly stated in Section 3. This Note does not state or imply any priority relative to other obligations of the Company.

9.Costs of Enforcement
If amounts or obligations under this Note are enforced after default, the Company shall pay the Holder's reasonable attorneys' fees and other reasonable out-of-pocket costs of enforcement to the extent permitted by law.

10.Transfer and Assignment
The Holder may transfer this Note only in compliance with applicable securities laws and with the Company's prior written consent, except for a transfer to an affiliate of the Holder that agrees in writing to be bound by this Note and the Note Purchase Agreement. Any attempted transfer in violation of this Section is void.
11.Governing Law
This Note is governed by the laws of the State of Nevada, without regard to conflicts-of-law principles.

12.Notices
Notices under this Note must be given in accordance with the Note Purchase Agreement executed by the Company and Holder on the actual Execution Date. A notice address or email may be changed by written notice.

13.Corporate and Related-Party Approval
The Company represents that, after the Holder funded the $500,000 advance on July 24, 2026, the Audit Committee and the disinterested members of the Company's Board of Directors reviewed the transaction and, on August 13, 2026 in good faith, retrospectively ratified the Company's prior receipt, documented corporate use and accounting recognition of the advance and authorized the Company's execution and delivery of this Note. Before the Board acted, the Holder disclosed his material financial interest as a director, lender and prospective recipient of Conversion Shares and abstained in writing; his abstention was not counted in the approval of the disinterested directors. The later ratification does not alter the Funding Date, the Execution Date, the Automatic Conversion Date or any signature date.
14.Waiver of Presentment
The Company waives presentment for payment, demand, protest, notice of protest and notice of dishonor, except for notices expressly required by this Note.

15.Usury Savings Clause
If any interest or charge would exceed the maximum amount permitted by applicable law, it is automatically reduced to that maximum, and any excess received will be applied to principal or returned to the Company.

16.Waiver of Jury Trial
TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY AND HOLDER EACH WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS NOTE.

17.Severability
If any provision is invalid or unenforceable, the remaining provisions remain in effect, and the invalid provision will be enforced to the maximum extent permitted.

18.Entire Agreement; Priority
This Note and the Note Purchase Agreement constitute the entire agreement between the Company and Holder concerning this Note and supersede prior understandings on that subject. If they conflict concerning principal, interest, conversion economics or payment obligations, this Note controls; otherwise, the Note Purchase Agreement controls.

19.Amendment
This Note may be amended or waived only in a writing signed by the Company and Holder and, for a related-person matter, approved by the disinterested directors or other independent body required by applicable law or Company policy.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered on the actual Execution Date stated above.

COMPANY:
Stewards, Inc.
a Nevada corporation

/s/ Shaun Quin
Shaun Quin, CEO
Date signed: August 13, 2026

ACKNOWLEDGED AND AGREED BY HOLDER:

/s/ Glen Steward
Glen Steward, Holder
Date signed: August 13, 2026